                ANNEX B:  OPINION OF THE VALUATIONS GROUP









November 17th, 1995



Decade Companies, General Partner
Decade's Monthly Income and Appreciation Partnership
Brookfield Lakes Corporate Center
250 Patrick Blvd, Suite 140
Brookfield, WI  53045

Gentlemen:

You have requested our opinion as to the fairness to the holders of limited partnership interests in the Decade Monthly Income and Appreciation Partnership (the "Partnership") of an Offer to Repurchase at a price of $800 per Interest up to 4,751.16 currently outstanding Interests in the Partnership, being made by the Partnership.

The Valuations Group primary business is to provide independent opinions of value for interests in general and limited partnerships. The firm and its principals have significant experience and knowledge of the factors which effect the valuation and pricing of partnership interests. Prior to being engaged to provide this opinion of fairness, in the normal course of its business The Valuations Group has prepared an independent opinion of value for a client unrelated to this transaction.
This opinion indicated a fair market value of $415 per Interest and was based on information available as of August 15th, 1995.

Other than the services rendered in connection with this opinion, The Valuations Group has not provided professional services to any party to this transaction nor is the fee payable for this opinion related to the proposed transaction's success or failure.

In the course of rendering its opinion, The Valuations Group has:

i)   Reviewed a draft of the Offer to Purchase.

ii) Reviewed the original Partnership prospectus and limited partnership agreement.

iii) Reviewed and analyzed financial statements and related notes contained in the Partnership's 1993 and 1994 annual reports and included in the Partnership's Form 10-Q for the quarters ended June 30, 1994, September 30, 1994, March 31, 1995, and June 30, 1995.

iv) Reviewed and analyzed a preliminary draft of financial statements and related notes to be included in the Partnership's September 30, 1995 Form 10-Q filing.

v) Reviewed an independent appraisal of the Partnership's sole property dated November 18, 1994.

vi) Reviewed and analyzed published data on capitalization rates for properties deemed to be similar to the Property owned by the Partnership.

vii) Reviewed Partnership correspondence dated October 18, 1994, regarding the possible repurchase of partnership interests.

viii) Reviewed published data regarding transactions of limited partnership interests in the informal partnership secondary market and recent tender offers for interests in other limited partnerships.

ix) Discussed the repurchase proposal and the partnership's history and future outlook with the Partnership's senior management.

In the course of its review, The Valuations Group did not physically inspect the Partnership's property. The Valuations Group has relied upon the accuracy and completeness of the financial, appraisal, and other information which was provided to it by the General Partner and other third parties. The Valuations Group has not made an effort to independently verify the accuracy and completeness of any such information. In connection with its opinion, The Valuations Group assumes that there will be no material change in property operations or the property's appraised value prior to the closing of the repurchase offer transaction.

The Valuations Group has not been requested to, nor has it specifically expressed or implied an opinion as to the i) alternatives to the repurchase offer; ii) partnership's capacity to enter into proposed transaction; iii) income tax considerations to any party involved with the transaction; nor the iv) effect the proposed transaction may have, if any, on limited partners electing not to tender their Interests.

Based upon, and subject to the foregoing, and other matters which we deem to be relevant, it is our opinion that as of the date hereof the offer of $800 per Interest is fair from a financial point of view.

Respectfully Submitted,


    /s/ Bryson S. Randolph


THE VALUATIONS GROUP, INC.
BY:  Bryson S. Randolph, Chairman